Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Old Second Bancorp, Inc. of our reports dated March 6, 2019 relating to the financial statements and effectiveness of internal control over financial reporting, which appear in Old Second Bancorp Inc.’s Annual Report on Form 10-K for the year ended December 31, 2018.

/s/ Plante & Moran PLLC

Chicago, Illinois

May 29, 2019